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                             CONTACT:     Robert C. Patent, EVP
                                          Tim S. Ledwick, CFO
                                          Cityscape Financial Corp.
                                          (914) 592-6677

FOR IMMEDIATE RELEASE

                                          Michele Katz/ Jeffrey Luth
                                          Press: Jackie Day / Elisabeth Phillipe
                                          Morgen-Walke Associates
                                          (212) 850-5600

            CITYSCAPE ACQUIRES ADDITIONAL UK MORTGAGE FINANCE COMPANY

ELMSFORD, NY, June 14, 1996-- Cityscape Financial Corp. (Nasdaq:CTYS) today announced that its City Mortgage Corporation Limited subsidiary has acquired Heritable Finance Group ("Heritable") for approximately $66 million. Heritable, a UK based mortgage finance company, is a wholly-owned subsidiary of Heritable and General Investment Bank Ltd., which is itself a subsidiary of The Heritable Group PLC. The Heritable Group is owned 50.1% by Philadelphia International Investment Corporation, the international investment subsidiary of Corestates Financial Corp.

         Heritable will operate as a wholly-owned subsidiary of City Mortgage Corporation Limited. The acquisition will be treated as a purchase for accounting purposes. In agreement with the vendors, the name Heritable will in due course be relinquished by Cityscape.

         Based in Reading, England, Heritable originates, through a network of over 300 brokers, a full range of mortgage loan products secured primarily by single family residences. At March 31, 1996, Heritable's loan portfolio totaled Pound Sterling 130 million ($199 million), all of which is serviced by Heritable. Heritable's portfolio has a weighted average interest rate of 14.5% and a weighted average loan to value of 73%. At May 31, 1996, the portfolio had delinquencies of 6.9%. Immediately following the acquisition, Cityscape sold Pound Sterling 100 million ($153 million) of Heritable's loan portfolio to Greenwich International Ltd.

         Heritable had loan origination volume of Pound Sterling 29.4 million ($45 million) for the year ended December 31, 1995 and Pound Sterling 9.5 million ($14.5 million) for the three months ended March 31, 1996. Cityscape Financial Corp. had loan origination volume of $459.3 million for the year ended December 31, 1995 and $194.1 million for the three months ended March 31, 1996.

         "This is an important step in our long-term goal of solidifying our market leadership in the United Kingdom," commented Rob Grosser, Cityscape's President and Chief Executive Officer. "Heritable deals in a wide range of mortgage loan products and has a diversified mortgage broker network. More important, Heritable's business is centered on the upper end of the credit spectrum. With Heritable, we are acquiring a highly skilled underwriting department. This focus on more traditional underwriting provides a strategic balance to our existing UK business profile."

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Cityscape Financial Corp.                                                 Page 2

         Mr. Grosser continued, "Our UK management team will move quickly to integrate Heritable's operations and broker relationships. We expect to achieve significant marketing synergies and operating efficiencies through the integration of Heritable with our existing UK operations. We believe that the successful integration of Heritable will allow Cityscape to expand its product range to a more traditional type of borrower who may nonetheless remain outside the classic domain of the UK banks and building societies, thus strengthening our market leadership in the United Kingdom."

         Cityscape Financial Corp. is a consumer finance company which, through its wholly-owned subsidiaries, Cityscape Corp. and City Mortgage Corporation Limited, is engaged in the business of originating, purchasing, selling and servicing home equity mortgage loans, secured primarily by one- to four- family residences, in the United States and United Kingdom. Cityscape Corp. was founded in 1985 and is headquartered in Elmsford, New York, with regional processing offices in Georgia, Illinois and Virginia.

                                      # # #

Note: The statements contained in this press release regarding Cityscape's future plans, events or performance are forward looking statements. Actual results may differ materially due to a variety of factors. Information about certain of these factors is contained in Cityscape's Securities and Exchange Commission filings.